                                                                   Exhibit 10.12
March 21, 2000



Mr. Stephen J. Williams
3678 Deer Trail Drive
Danville, CA   94506

                          Re: Offer of Employment as
                           Chief Operations Officer
                                 VidaMed, Inc.

Dear Mr. Williams

This letter will confirm the terms of your offer of employment with VidaMed, Inc. Such terms are as follows:

1.  Position and Responsibilities: You will serve in the position of Chief
    -------------------------------
    Operating Officer reporting to the President and Chief Executive Officer. You will assume and discharge such responsibilities as commensurate with such position. This is a position of trust and you shall devote your full time, skill, and attention to your duties and shall perform them faithfully, diligently, and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of VidaMed currently in effect and as may be amended from time to time during your employment.

2.  Compensation:
    -------------

         (a) In consideration of your services, you will be paid a base salary of $175,000 per annum, payable twice monthly in accordance with VidaMed's standard payroll practices. Your base salary is normally reviewed annually by the Compensation Committee of the Board of Directors.

         (b) In addition to your base salary, you will be entitled to participate in the VidaMed Performance Improvement Program, prorated for the fiscal year 2000, and such other incentive compensation or bonus plan(s) which may be adopted for senior management. The adoption of such plan, eligibility, measurement criteria and all terms shall be determined by the Compensation Committee of the Board of Directors in its sole discretion.
              The current year target performance award for Officers is 40%.

         (c) Additionally, you will receive a car allowance of $300 per month payable with your usual semi-monthly payroll check.

3.  Other Benefits: You will be entitled to receive the standard employee
    ---------------
benefits made available by VidaMed to its employees to the full extent of your eligibility. You shall accrue Paid Time Off (PTO) consistent with VidaMed's PTO policy. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, vision, life insurance and disability insurance plans, or similar benefit plan of VidaMed that is generally available to executive officers.

VidaMed shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the company, in accordance with VidaMed's expense reimbursement policy.

4.  Stock Options: Pursuant to Board approval, and under the terms and
    --------------
conditions of the VidaMed Employee Stock Option Plan and Stock Option Agreement, including the stock vesting provisions contained therein, you will be granted the option to purchase 150,000 shares of VidaMed common stock. The exercise price for this grant shall be the closing bid price of VidaMed common stock as of March 20, 2000. As long as you remain an employee of VidaMed, twelve forty-eighths (12/48) of the stock options granted will vest one full year from your hire date, and one forty-eighth (1/48) of the total options granted will vest at the end of each full month thereafter until all shares have vested.

5.  Change of Control:  In the event of a merger or acquisition involving
    --------------------
VidaMed, or the sale of substantially all of VidaMed's assets which results in a Change of Control, you will be entitled to a Severance Agreement, the details of which are attached.

6.  Confidential Information: Your employment is contingent upon your
    -------------------------
execution of and delivery of an Employment, Confidential Information and Invention Assignment Agreement in the standard form utilized by VidaMed.

7.  Conflicting Employment: During the term of your employment with VidaMed,
    -----------------------
you will not engage in any other employment, occupation, consulting or other business activity related to the business in which VidaMed is now or may become involved in during your employment, nor will you engage in an other activities that conflicts with your obligations to VidaMed.

8.  General Provisions:
    -------------------
         (a) This offer letter will be governed by the laws of the State of California, applicable to agreements made and to be performed entirely within such state.
         (b) This offer letter sets forth the entire agreement and understanding between VidaMed and you relating to your employment and supercedes all prior verbal discussions between us. Any subsequent change or changes in your duties, salary or other compensation will not affect the validity or scope of this agreement.
         (c) This agreement shall be binding upon your heirs, executors, administrators, and other legal representatives and will be for the benefit of VidaMed and its respective successors and assigns.

Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy as soon as possible.

VidaMed, Inc.



By: /s/ Randy D. Lindholm
   -------------------------------------
   Randy D. Lindholm
   President and Chief Executive Officer

ACCEPTANCE:
-----------

I accept the terms of employment with VidaMed, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party, with or without cause, may terminate the employment relationship.


/s/ Stephen J. Williams                        3/21/00
---------------------------------------        -------
Stephen J. Williams                              Date
SSN #

Start Date: 4/6/00
            ---------------------------